Exhibit 99.1

News Release | July 14, 2023 Wells Fargo Reports Second Quarter 2023 Net Income of $4.9 billion, or $1.25 per Diluted Share

Company-wide Financial Summary

	Quarter ended
	Jun 30, 2023	Jun 30, 2022
Selected Income Statement Data ($ in millions except per share amounts)
Total revenue	$20,533	17,040
Noninterest expense	12,987	12,862
Provision for credit losses[1]	1,713	580
Net income	4,938	3,142
Diluted earnings per common share	1.25	0.75
Selected Balance Sheet Data ($ in billions)
Average loans	$945.9	926.6
Average deposits	1,347.4	1,445.8
CET1[2]	10.7%	10.4
Performance Metrics
ROE[3]	11.4%	7.2
ROTCE[4]	13.7	8.7

Operating Segments and Other Highlights

	Quarter ended	Jun 30, 2023 % Change from
($ in billions)	Jun 30, 2023	Mar 31, 2023	Jun 30, 2022
Average loans
Consumer Banking and Lending	$336.4	(1)%	2
Commercial Banking	225.8	1	12
Corporate and Investment Banking	291.5	(1)	(2)
Wealth and Investment Management	83.0	(1)	(3)
Average deposits
Consumer Banking and Lending	823.3	(2)	(8)
Commercial Banking	166.7	(2)	(11)
Corporate and Investment Banking	160.3	2	(3)
Wealth and Investment Management	112.4	(11)	(35)
Capital
◦Repurchased 100.2 million shares, or $4.0 billion, of common stock in second quarter 2023

Chief Executive Officer Charlie Scharf commented, “We reported solid results in the second quarter, with net income of $4.9 billion and revenue of $20.5 billion. Our strong net interest income continued to benefit from higher interest rates, and we remained focused on controlling expenses. As expected, net loan charge-offs increased from the first quarter. Consumer charge-offs continued to deteriorate modestly. Commercial charge-offs increased driven by a small number of borrowers in Commercial Banking, with little signs of systemic weakness across the portfolio, and higher losses in commercial real estate, primarily in the office portfolio. We had a $949 million increase in the allowance for credit losses, primarily for commercial real estate office loans, as well as for higher credit card loan balances. While we haven’t seen significant losses in our office portfolio to-date, we are reserving for the weakness that we expect to play out in that market over time.”
“The recent Federal Reserve stress test affirmed that Wells Fargo remains in a strong capital position, reflecting the value of our franchise and the benefits of our operating model. We repurchased $4 billion of common stock in the second quarter while maintaining our strong capital position. Our CET1 ratio was 10.7%, 1.5 percentage points above our current regulatory minimum plus buffers, and 1.8 percentage points above our expected new regulatory minimum plus buffers starting in the fourth quarter of this year. While we expect to repurchase more common stock this year, we believe continuing to maintain significant excess capital is prudent until there is more specificity on the new bank capital requirements,” Scharf added.
“Our company remains strong and we have significant opportunities to continue to improve how we serve our customers. The U.S. economy continues to perform better than many had expected, and although there will likely be continued economic slowing and uncertainty remains, it is quite possible the range of scenarios will narrow over the next few quarters. We remain prepared for a variety of scenarios and our steadfast commitment to our risk and control buildout coupled with our continued focus on financial and credit risk management allows us to support our customers throughout economic cycles,” Scharf concluded.

Financial results reported in this document are preliminary. Final financial results and other disclosures will be reported in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, and may differ materially from the results and disclosures in this document due to, among other things, the completion of final review procedures, the occurrence of subsequent events, or the discovery of additional information.
1 Includes provision for credit losses for loans, debt securities, and interest-earning deposits with banks.
2 Represents our Common Equity Tier 1 (CET1) ratio calculated under the Standardized Approach, which is our binding CET1 ratio. See tables on pages 27-28 of the 2Q23 Quarterly Supplement for more information on CET1. CET1 for June 30, 2023, is a preliminary estimate.
3 Return on equity (ROE) represents Wells Fargo net income applicable to common stock divided by average common stockholders’ equity.
4 Tangible common equity and return on average tangible common equity (ROTCE) are non-GAAP financial measures. For additional information, including a corresponding reconciliation to GAAP financial measures, see the “Tangible Common Equity” tables on pages 25-26 of the 2Q23 Quarterly Supplement.

Selected Company-wide Financial Information

		Quarter ended		Jun 30, 2023 % Change from
	Jun 30, 2023	Mar 31, 2023	Jun 30, 2022	Mar 31, 2023	Jun 30, 2022
Earnings ($ in millions except per share amounts)
Net interest income	$13,163	13,336	10,198	(1)%	29
Noninterest income	7,370	7,393	6,842	—	8
Total revenue	20,533	20,729	17,040	(1)	20
Net charge-offs	764	564	345	35	121
Change in the allowance for credit losses	949	643	235	48	304
Provision for credit losses (a)	1,713	1,207	580	42	195
Noninterest expense	12,987	13,676	12,862	(5)	1
Income tax expense	930	966	622	(4)	50

Wells Fargo net income	$4,938	4,991	3,142	(1)	57
Diluted earnings per common share	1.25	1.23	0.75	2	67

Balance Sheet Data (average) ($ in billions)
Loans	$945.9	948.7	926.6	—	2
Deposits	1,347.4	1,356.7	1,445.8	(1)	(7)
Assets	1,878.3	1,863.7	1,902.6	1	(1)

Financial Ratios
Return on assets (ROA)	1.05%	1.09	0.66
Return on equity (ROE)	11.4	11.7	7.2
Return on average tangible common equity (ROTCE) (b)	13.7	14.0	8.7
Efficiency ratio (c)	63	66	75
Net interest margin on a taxable-equivalent basis	3.09	3.20	2.39
(a)Includes provision for credit losses for loans, debt securities, and interest-earning deposits with banks.
(b)Tangible common equity and return on average tangible common equity are non-GAAP financial measures. For additional information, including a corresponding reconciliation to GAAP financial measures, see the “Tangible Common Equity” tables on pages 25-26 of the 2Q23 Quarterly Supplement.
(c)The efficiency ratio is noninterest expense divided by total revenue (net interest income and noninterest income).
Second Quarter 2023 vs. Second Quarter 2022
◦Net interest income increased 29%, primarily due to the impact of higher interest rates and higher loan balances, partially offset by lower deposit balances
◦Noninterest income increased 8%, driven by higher trading revenue in our Markets business and lower impairments in our affiliated venture capital and private equity businesses, partially offset by lower deposit-related fees, a decline in asset-based fees in Wealth and Investment Management on lower market valuations, and lower net gains on the sales of debt securities in our investment portfolio
◦Noninterest expense increased 1% driven by higher salaries expense, including higher severance expense, as well as higher technology and equipment expense, FDIC assessments, and advertising costs, partially offset by lower operating losses and the impact of efficiency initiatives
◦Provision for credit losses in second quarter 2023 included a $949 million increase in the allowance for credit losses primarily for commercial real estate office loans, as well as for higher credit card loan balances

Selected Company-wide Capital and Liquidity Information

		Quarter ended
($ in billions)	Jun 30, 2023	Mar 31, 2023	Jun 30, 2022
Capital:
Total equity	$182.0	183.2	179.8
Common stockholders’ equity	160.9	161.9	158.3
Tangible common equity (a)	134.0	135.0	131.5
Common Equity Tier 1 (CET1) ratio (b)	10.7%	10.8	10.4
Total loss absorbing capacity (TLAC) ratio (c)	23.1	23.3	22.7
Supplementary Leverage Ratio (SLR) (d)	6.9	7.0	6.6

Liquidity:
Liquidity Coverage Ratio (LCR) (e)	123%	122	121
(a)Tangible common equity is a non-GAAP financial measure. For additional information, including a corresponding reconciliation to GAAP financial measures, see the “Tangible Common Equity” tables on pages 25-26 of the 2Q23 Quarterly Supplement.
(b)Represents our CET1 ratio calculated under the Standardized Approach, which is our binding CET1 ratio. See tables on pages 27-28 of the 2Q23 Quarterly Supplement for more information on CET1. CET1 for June 30, 2023, is a preliminary estimate.
(c)Represents TLAC divided by risk-weighted assets (RWAs), which is our binding TLAC ratio, determined by using the greater of RWAs under the Standardized and Advanced Approaches. TLAC for June 30, 2023, is a preliminary estimate.
(d)SLR for June 30, 2023, is a preliminary estimate.
(e)Represents average high-quality liquid assets divided by average projected net cash outflows, as each is defined under the LCR rule. LCR for June 30, 2023, is a preliminary estimate.
◦In June, the Company completed the 2023 Comprehensive Capital Analysis and Review stress test process
▪The Company’s stress capital buffer (SCB) for October 1, 2023, through September 30, 2024 is expected to be 2.9%; the Federal Reserve Board has indicated that it will publish our final SCB by August 31, 2023
▪Third quarter 2023 common stock dividend is expected to be $0.35 per share, up from $0.30 per share, subject to approval by the Company’s Board of Directors at its regularly scheduled meeting in July

Selected Company-wide Loan Credit Information

		Quarter ended
($ in millions)	Jun 30, 2023	Mar 31, 2023	Jun 30, 2022
Net loan charge-offs	$764	604	344
Net loan charge-offs as a % of average total loans (annualized)	0.32%	0.26	0.15

Total nonaccrual loans	$6,886	6,010	5,993
As a % of total loans	0.73%	0.63	0.64
Total nonperforming assets	$7,019	6,142	6,123
As a % of total loans	0.74%	0.65	0.65

Allowance for credit losses for loans	$14,786	13,705	12,884
As a % of total loans	1.56%	1.45	1.37
Second Quarter 2023 vs. First Quarter 2023
◦Commercial net loan charge-offs as a percentage of average loans were 0.15% (annualized), up from 0.05%, driven by higher net loan charge-offs in the commercial and industrial portfolio and higher commercial real estate net loan charge-offs, primarily in the office portfolio. The consumer net loan charge-off rate increased to 0.58% (annualized), up from 0.56%, primarily due to higher net loan charge-offs in the credit card portfolio, partially offset by lower net loan charge-offs in the auto portfolio
◦Nonperforming assets increased $877 million, or 14%, driven by higher commercial real estate nonaccrual loans, partially offset by lower residential mortgage nonaccrual loans

Operating Segment Performance

Consumer Banking and Lending offers diversified financial products and services for consumers and small businesses with annual sales generally up to $10 million. These financial products and services include checking and savings accounts, credit and debit cards, as well as home, auto, personal, and small business lending.
Selected Financial Information

	Quarter ended			Jun 30, 2023 % Change from
	Jun 30, 2023	Mar 31, 2023	Jun 30, 2022	Mar 31, 2023	Jun 30, 2022
Earnings (in millions)
Consumer and Small Business Banking	$6,576	6,486	5,510	1%	19
Consumer Lending:
Home Lending	847	863	972	(2)	(13)
Credit Card	1,321	1,305	1,304	1	1
Auto	378	392	436	(4)	(13)
Personal Lending	333	318	285	5	17
Total revenue	9,455	9,364	8,507	1	11
Provision for credit losses	874	867	613	1	43
Noninterest expense	6,027	6,038	6,036	—	—

Net income	$1,914	1,841	1,393	4	37

Average balances (in billions)
Loans	$336.4	338.3	330.9	(1)	2
Deposits	823.3	841.3	898.7	(2)	(8)
Second Quarter 2023 vs. Second Quarter 2022
◦Revenue increased 11%
▪Consumer and Small Business Banking was up 19% driven by the impact of higher interest rates, partially offset by lower deposit balances. Deposit-related fees declined reflecting our efforts to help customers avoid overdraft fees
▪Home Lending was down 13% on lower net interest income due to loan spread compression and a decline in mortgage banking income driven by lower originations
▪Credit Card was up 1% driven by higher loan balances, including the impact of higher point of sale volume and new product launches, which included the impact of introductory promotional rates
▪Auto was down 13% driven by loan spread compression and lower loan balances
▪Personal Lending was up 17% on higher loan balances, partially offset by loan spread compression
◦Noninterest expense was stable, as lower personnel expense, including the impact of efficiency initiatives, and lower operating losses were largely offset by higher operating costs, advertising expense, and FDIC assessments

Commercial Banking provides financial solutions to private, family owned and certain public companies. Products and services include banking and credit products across multiple industry sectors and municipalities, secured lending and lease products, and treasury management.
Selected Financial Information

	Quarter ended			Jun 30, 2023 % Change from
	Jun 30, 2023	Mar 31, 2023	Jun 30, 2022	Mar 31, 2023	Jun 30, 2022
Earnings (in millions)
Middle Market Banking	$2,199	2,155	1,459	2%	51
Asset-Based Lending and Leasing	1,170	1,152	1,033	2	13
Total revenue	3,369	3,307	2,492	2	35
Provision for credit losses	26	(43)	21	160	24
Noninterest expense	1,630	1,752	1,478	(7)	10

Net income	$1,281	1,196	741	7	73

Average balances (in billions)
Loans	$225.8	222.8	202.0	1	12
Deposits	166.7	170.5	188.3	(2)	(11)
Second Quarter 2023 vs. Second Quarter 2022
◦Revenue increased 35%
▪Middle Market Banking was up 51% due to the impact of higher interest rates and higher loan balances, partially offset by lower deposit balances. Deposit-related fees declined driven by the impact of higher earnings credit rates, which result in lower fees for commercial customers
▪Asset-Based Lending and Leasing was up 13% primarily due to higher loan balances
◦Noninterest expense increased 10% primarily due to higher personnel expense and operating costs, partially offset by the impact of efficiency initiatives

Corporate and Investment Banking delivers a suite of capital markets, banking and financial products and services to corporate, commercial real estate, government and institutional clients globally. Products and services include corporate banking, investment banking, treasury management, commercial real estate lending and servicing, equity and fixed income solutions, as well as sales, trading, and research capabilities.
Selected Financial Information

	Quarter ended			Jun 30, 2023 % Change from
	Jun 30, 2023	Mar 31, 2023	Jun 30, 2022	Mar 31, 2023	Jun 30, 2022
Earnings (in millions)
Banking:
Lending	$685	692	528	(1)%	30
Treasury Management and Payments	762	785	529	(3)	44
Investment Banking	311	280	222	11	40
Total Banking	1,758	1,757	1,279	—	37
Commercial Real Estate	1,333	1,311	1,060	2	26
Markets:
Fixed Income, Currencies, and Commodities (FICC)	1,133	1,285	934	(12)	21
Equities	397	437	253	(9)	57
Credit Adjustment (CVA/DVA) and Other	14	71	13	(80)	8
Total Markets	1,544	1,793	1,200	(14)	29
Other	(4)	41	34	NM	NM
Total revenue	4,631	4,902	3,573	(6)	30
Provision for credit losses	933	252	(62)	270	NM
Noninterest expense	2,087	2,217	1,840	(6)	13

Net income	$1,210	1,818	1,336	(33)	(9)

Average balances (in billions)
Loans	$291.5	294.7	298.7	(1)	(2)
Deposits	160.3	157.6	164.9	2	(3)
NM – Not meaningful
Second Quarter 2023 vs. Second Quarter 2022
◦Revenue increased 30%
▪Banking was up 37% driven by stronger treasury management results reflecting the impact of higher interest rates, higher lending revenue, and higher investment banking revenue as second quarter 2022 included a $107 million write-down on unfunded leveraged finance commitments
▪Commercial Real Estate was up 26% reflecting the impact of higher interest rates and higher loan balances
▪Markets was up 29% due to higher trading revenue in equities, structured products, credit products, rates, and foreign exchange
◦Noninterest expense increased 13% driven by higher operating costs and personnel expense, partially offset by the impact of efficiency initiatives

Wealth and Investment Management provides personalized wealth management, brokerage, financial planning, lending, private banking, trust and fiduciary products and services to affluent, high-net worth and ultra-high-net worth clients. We operate through financial advisors in our brokerage and wealth offices, consumer bank branches, independent offices, and digitally through WellsTrade® and Intuitive Investor®.
Selected Financial Information

	Quarter ended			Jun 30, 2023 % Change from
	Jun 30, 2023	Mar 31, 2023	Jun 30, 2022	Mar 31, 2023	Jun 30, 2022
Earnings (in millions)
Net interest income	$1,009	1,044	916	(3)%	10
Noninterest income	2,639	2,637	2,789	—	(5)
Total revenue	3,648	3,681	3,705	(1)	(2)
Provision for credit losses	24	11	(7)	118	443
Noninterest expense	2,974	3,061	2,911	(3)	2

Net income	$487	457	603	7	(19)

Total client assets (in billions)	1,998	1,929	1,835	4	9

Average balances (in billions)
Loans	$83.0	83.6	85.9	(1)	(3)
Deposits	112.4	126.6	173.7	(11)	(35)
Second Quarter 2023 vs. Second Quarter 2022
◦Revenue decreased 2%
▪Net interest income was up 10% due to the impact of higher interest rates, partially offset by lower deposit balances as customers reallocated cash into higher yielding alternatives
▪Noninterest income was down 5% on lower asset-based fees driven by a decrease in market valuations
◦Noninterest expense increased 2% driven by higher operating costs, partially offset by lower revenue-related compensation and the impact of efficiency initiatives

Corporate includes corporate treasury and enterprise functions, net of allocations (including funds transfer pricing, capital, liquidity and certain expenses), in support of the reportable operating segments, as well as our investment portfolio and affiliated venture capital and private equity businesses. Corporate also includes certain lines of business that management has determined are no longer consistent with the long-term strategic goals of the Company as well as results for previously divested businesses.
Selected Financial Information

	Quarter ended			Jun 30, 2023 % Change from
	Jun 30, 2023	Mar 31, 2023	Jun 30, 2022	Mar 31, 2023	Jun 30, 2022
Earnings (in millions)
Net interest income	$(91)	16	(619)	NM	85
Noninterest income	121	5	(102)	NM	219
Total revenue	30	21	(721)	43%	104
Provision for credit losses	(144)	120	15	NM	NM
Noninterest expense	269	608	597	(56)	(55)

Net income (loss)	$46	(321)	(931)	114	105
NM – Not meaningful
Second Quarter 2023 vs. Second Quarter 2022
◦Revenue increased $751 million
▪Net interest income increased due to the impact of higher interest rates
▪Noninterest income increased driven by lower impairments in our affiliated venture capital and private equity businesses, partially offset by lower net gains on the sales of debt securities in our investment portfolio
◦Noninterest expense decreased reflecting lower operating losses

Conference Call
The Company will host a live conference call on Friday, July 14, at 10:00 a.m. ET. You may listen to the call by dialing 1-888-673-9782 (U.S. and Canada) or 312-470-7126 (International/U.S. Toll) and enter passcode: 7928529#. The call will also be available online at https://www.wellsfargo.com/about/investor-relations/quarterly-earnings/ and
https://metroconnectionsevents.com/wf2Qearnings0723.

A replay of the conference call will be available from approximately 1:00 p.m. ET on Friday, July 14 through
Friday, July 28. Please dial 1-800-685-6061 (U.S. and Canada) or 203-369-3604 (International/U.S. Toll) and enter passcode: 6982#. The replay will also be available online at
https://www.wellsfargo.com/about/investor-relations/quarterly-earnings/ and
https://metroconnectionsevents.com/wf2Qearnings0723.

Forward-Looking Statements
This document contains forward-looking statements. In addition, we may make forward-looking statements in our other documents filed or furnished with the Securities and Exchange Commission, and our management may make forward-looking statements orally to analysts, investors, representatives of the media and others. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “target,” “projects,” “outlook,” “forecast,” “will,” “may,” “could,” “should,” “can” and similar references to future periods. In particular, forward-looking statements include, but are not limited to, statements we make about: (i) the future operating or financial performance of the Company, including our outlook for future growth; (ii) our expectations regarding noninterest expense and our efficiency ratio; (iii) future credit quality and performance, including our expectations regarding future loan losses, our allowance for credit losses, and the economic scenarios considered to develop the allowance; (iv) our expectations regarding net interest income and net interest margin; (v) loan growth or the reduction or mitigation of risk in our loan portfolios; (vi) future capital or liquidity levels, ratios or targets; (vii) our expectations regarding our mortgage business and any related commitments or exposures; (viii) the expected outcome and impact of legal, regulatory and legislative developments, as well as our expectations regarding compliance therewith; (ix) future common stock dividends, common share repurchases and other uses of capital; (x) our targeted range for return on assets, return on equity, and return on tangible common equity; (xi) expectations regarding our effective income tax rate; (xii) the outcome of contingencies, such as legal proceedings; (xiii) environmental, social and governance related goals or commitments; and (xiv) the Company’s plans, objectives and strategies.
Forward-looking statements are not based on historical facts but instead represent our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation:
•current and future economic and market conditions, including the effects of declines in housing prices, high unemployment rates, declines in commercial real estate prices, U.S. fiscal debt, budget and tax matters, geopolitical matters (including the conflict in Ukraine), and any slowdown in global economic growth;
•the effect of the COVID-19 pandemic, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions;
•our capital and liquidity requirements (including under regulatory capital standards, such as the Basel III capital standards) and our ability to generate capital internally or raise capital on favorable terms;
•current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses, including rules and regulations relating to bank products and financial services;
•developments in our mortgage banking business, including any negative effects relating to our mortgage servicing, loan modification or foreclosure practices, and any changes in industry standards, regulatory or judicial requirements, or our strategic plans for the business;
•our ability to realize any efficiency ratio or expense target as part of our expense management initiatives, including as a result of business and economic cyclicality, seasonality, changes in our business composition and operating environment, growth in our businesses and/or acquisitions, and unexpected expenses relating to, among other things, litigation and regulatory matters;
•the effect of the current interest rate environment or changes in interest rates or in the level or composition of our assets or liabilities on our net interest income, net interest margin and our mortgage originations, mortgage servicing rights and mortgage loans held for sale;
•significant turbulence or a disruption in the capital or financial markets, which could result in, among other things, reduced investor demand for mortgage loans, a reduction in the availability of funding or increased funding costs, and declines in asset values and/or recognition of impairments of securities held in our debt securities and equity securities portfolios;
•the effect of a fall in stock market prices on our investment banking business and our fee income from our brokerage and wealth management businesses;
•negative effects from the retail banking sales practices matter and from instances where customers may have experienced financial harm, including on our legal, operational and compliance costs, our ability to engage in certain business activities or offer certain products or services, our ability to keep and attract customers, our ability to attract and retain qualified employees, and our reputation;

•regulatory matters, including the failure to resolve outstanding matters on a timely basis and the potential impact of new matters, litigation, or other legal actions, which may result in, among other things, additional costs, fines, penalties, restrictions on our business activities, reputational harm, or other adverse consequences;
•a failure in or breach of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyber attacks;
•the effect of changes in the level of checking or savings account deposits on our funding costs and net interest margin;
•fiscal and monetary policies of the Federal Reserve Board;
•changes to U.S. tax guidance and regulations as well as the effect of discrete items on our effective income tax rate;
•our ability to develop and execute effective business plans and strategies; and
•the other risk factors and uncertainties described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022.
In addition to the above factors, we also caution that the amount and timing of any future common stock dividends or repurchases will depend on the earnings, cash requirements and financial condition of the Company, market conditions, capital requirements (including under Basel capital standards), common stock issuance requirements, applicable law and regulations (including federal securities laws and federal banking regulations), and other factors deemed relevant by the Company, and may be subject to regulatory approval or conditions.
For additional information about factors that could cause actual results to differ materially from our expectations, refer to our reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the Securities and Exchange Commission and available on its website at www.sec.gov5.
Any forward-looking statement made by us speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Forward-looking Non-GAAP Financial Measures. From time to time management may discuss forward-looking non-GAAP financial measures, such as forward-looking estimates or targets for return on average tangible common equity. We are unable to provide a reconciliation of forward-looking non-GAAP financial measures to their most directly comparable GAAP financial measures because we are unable to provide, without unreasonable effort, a meaningful or accurate calculation or estimation of amounts that would be necessary for the reconciliation due to the complexity and inherent difficulty in forecasting and quantifying future amounts or when they may occur. Such unavailable information could be significant to future results.
5 We do not control this website. Wells Fargo has provided this link for your convenience, but does not endorse and is not responsible for the content, links, privacy policy, or security policy of this website.

About Wells Fargo
Wells Fargo & Company (NYSE: WFC) is a leading financial services company that has approximately $1.9 trillion in assets, proudly serves one in three U.S. households and more than 10% of small businesses in the U.S., and is a leading middle market banking provider in the U.S. We provide a diversified set of banking, investment and mortgage products and services, as well as consumer and commercial finance, through our four reportable operating segments: Consumer Banking and Lending, Commercial Banking, Corporate and Investment Banking, and Wealth & Investment Management. Wells Fargo ranked No. 47 on Fortune’s 2023 rankings of America’s largest corporations. In the communities we serve, the company focuses its social impact on building a sustainable, inclusive future for all by supporting housing affordability, small business growth, financial health and a low-carbon economy.

Contact Information
Media
Beth Richek, 704-374-2545
beth.richek@wellsfargo.com
or
Investor Relations
John M. Campbell, 415-396-0523
john.m.campbell@wellsfargo.com

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